Exhibit 10.26

EXECUTIVE NON-SOLICITATION, NON-COMPETITION

AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT dated as of October 26, 2009 by and between Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), and Eric R. Slusser (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee acknowledges that Gentiva is engaged in the highly competitive business of providing home healthcare services and that Employee has job responsibilities covering the areas in and around the locations listed in Attachment 1 to this Agreement. Gentiva’s engagement in this business has involved and continues to involve the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, Gentiva has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are peculiar to Gentiva’s business and the disclosure of which would cause Gentiva great and irreparable harm. Gentiva has also invested a great deal of time and money in developing relationships with its employees, patients and referral sources;

WHEREAS, Employee acknowledges that in rendering services to Gentiva, Employee will be exposed to and learn much information about Gentiva’s business, including valuable Confidential Information and Trade Secrets, which Employee would not have access to if not for Employee’s employment with Gentiva and which it would be unfair to disclose to others, or to use to Gentiva’s disadvantage;

WHEREAS, Employee acknowledges that the restrictions contained in this Agreement are necessary and reasonable to protect Gentiva’s legitimate business interests in its Trade Secrets, valuable Confidential Information, relationships with its employees and relationships and goodwill with its patients and referral sources; and

WHEREAS, Employee acknowledges that Employee’s skills, education and training qualify Employee to work and obtain employment which does not violate this Agreement and that the restrictions in this Agreement have been crafted as narrowly as reasonably possible to protect Gentiva’s legitimate business interests in its Trade Secrets, valuable Confidential Information, relationships with its employees and relationships and good will with its patients and referral sources.

NOW, THEREFORE, in consideration of the mutual promises and obligations in this Agreement, including but not limited to, Gentiva’s employing or continuing to employ Employee as an at-will employee, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Gentiva and Employee agree as follows:

1.	Non-Solicitation of Patients and Referral Sources

Employee agrees that during Employee’s employment with Gentiva and for a period of one (1) year after termination of Employee’s employment with Gentiva for any reason, except on behalf of Gentiva, Employee will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any patient or referral source of Gentiva for the purpose of providing home healthcare services. This restriction shall apply only to any patient or referral source of Gentiva with whom Employee had Material Contact during the last twelve months of Employee’s employment with Gentiva. “Material Contact” for purposes of this Section 1 means contact between Employee and the patient for the purpose of furthering the patient’s healthcare or contact between Employee and the referral source for the purpose of furthering the referral relationship.

2.	Non-Solicitation of Employees

Employee agrees that during Employee’s employment with Gentiva and for a period of one (1) year after termination of Employee’s employment with Gentiva for any reason, Employee will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Gentiva with whom Employee had Material Contact during Employee’s employment with Gentiva. “Material Contact” for the purposes of this Section 2 means contact between Employee and the other employee of Gentiva for the purpose of furthering Gentiva’s business.

3.	Non-Competition

Employee agrees that during Employee’s employment with Gentiva and for a period of one (1) year after termination of Employee’s employment with Gentiva for any reason, except on behalf of Gentiva, Employee shall not, on Employee’s own behalf or on another’s behalf, (i) work in a financial or management capacity in the business of providing home healthcare services or (ii) own, operate, control or provide services or financial assistance to any business providing home healthcare services, except that Employee may own for investment purposes only up to 1% of the capital stock of any such business whose stock is publicly traded. These restrictions shall apply only within a 25 mile radius of Employee’s primary place of employment with Gentiva located at 3350 Riverwood Parkway, Atlanta, Georgia and a 15 mile radius of each Gentiva location listed in Attachment 1 to this Agreement. Employee agrees that because of the nature of Gentiva’s business, the nature of Employee’s job responsibilities, and the nature of the

Confidential Information and Trade Secrets of Gentiva to which Gentiva will give Employee access, any breach of this provision by Employee would result in the inevitable disclosure of Gentiva’s Trade Secrets and Confidential Information to its direct competitors.

4.	Confidentiality

A.    During Employee’s employment with Gentiva and at any time after the termination of Employee’s employment with Gentiva for any reason, Employee will not publish or disclose, use for Employee’s own benefit or the benefit of others, or divulge or convey to others, any Trade Secrets of Gentiva or that of third parties obtained by Employee in the course of Employee’s employment with Gentiva. “Trade Secret” means any and all information, knowledge or data in any form whatsoever, tangible or intangible, that is considered a trade secret under applicable law. This promise of confidentiality is in addition to, and does not limit, any common law or statutory rights of Gentiva to prevent disclosure of its Trade Secrets.

B.    Employee further agrees that during Employee’s employment with Gentiva and for three (3) years after the termination of Employee’s employment with Gentiva for any reason, Employee will not publish or disclose, use for Employee’s own benefit or the benefit of others, or divulge or convey to others, any Confidential Information of Gentiva. “Confidential Information” means any and all proprietary business, financial and patient information in any form, tangible or intangible, that is treated as confidential or secret by Gentiva, but does not constitute a Trade Secret. This promise of confidentiality is in addition to, and does not limit, any common law or statutory rights of Gentiva to prevent disclosure of Confidential Information.

Upon termination of Employee’s employment with Gentiva or at any other time at Gentiva’s request, Employee agrees to deliver promptly to Gentiva all Gentiva property, including, but not limited to, patient lists or names, addresses and services, patient background information, patient files, patient care directives, all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, manufacturing processes, source codes, computer programs, financial information and similar items, memoranda, referral sources, patients or business lists and all other materials and all copies thereof relating in any way to Gentiva’s business or patients and in any way obtained by Employee during the period of Employee’s employment with Gentiva which are in Employee’s possession, custody or control. Employee further agrees not to make or retain any copies of any of the foregoing and will so represent to Gentiva upon termination of Employee’s employment.

5.	Proprietary Information and Inventions

A.    Employee agrees that any and all information and data originated by Employee while employed by Gentiva and, where applicable, by other employees or associates under Employee’s direction or supervision in connection with or as a result of Employee’s employment, shall be promptly disclosed to Gentiva, shall become Gentiva’s property, and shall be kept confidential by Employee. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproductions thereof shall be furnished to Gentiva upon request and in any case shall be returned to Gentiva upon termination of Employee’s employment with Gentiva.

B.    Employee agrees that Employee will promptly disclose to Gentiva all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Employee performs for Gentiva.

C.    Employee agrees that Employee will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Gentiva. Employee further agrees that Employee will, without expense to Gentiva, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Gentiva, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

6.	Non-Disparagement

Employee agrees that during Employee’s employment with Gentiva and for a period of three (3) years following the termination of Employee’s employment with Gentiva, Employee will not take any action or make any statement which disparages Gentiva or its practices or which disrupts or impairs its normal operations. Nothing in this provision shall limit any common law or statutory rights of Gentiva or obligations of Employee.

7.	Equitable Relief

Employee acknowledges that the services to be rendered by Employee are of a special and intellectual character, which gives them a peculiar value, that Employee possesses unique skills, knowledge and ability, and that any breach of the provisions of this Agreement would cause Gentiva irreparable injury which would not reasonably or adequately be compensated by damages in an action at law. Therefore, Employee agrees that Gentiva shall be entitled, in addition to any other remedies it may have under this Agreement, at law, or otherwise, to immediate injunctive and other equitable relief to prevent or curtail any breach of this Agreement by Employee. In addition, in the event of a breach of this Agreement by Employee, Employee agrees and acknowledges that Employee will forfeit all options to purchase stock granted to Employee, vested or unvested and/or the proceeds from the sale of stock obtained from options granted to Employee during the term of Employee’s employment with Gentiva. Nothing in this Agreement shall prohibit Gentiva from seeking or recovering any legal or monetary damages to which it may be entitled if Employee breaches this

Agreement. Employee agrees to pay any and all reasonable attorneys’ fees incurred by Gentiva in successfully enforcing any covenant contained in this Agreement.

8.	Severability

Employee and Gentiva expressly agree that the covenants and agreements contained in this Agreement are separate, severable, and divisible, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected. If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, or interest to be protected, the court is hereby empowered and requested to construe said provision by narrowing it, so as to make it reasonable and enforceable to the extent provided under applicable law.

9.	Waiver

The waiver by Gentiva of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee or of any of Gentiva’s rights hereunder.

10.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter contained in this Agreement. It may not be changed orally, but only by an agreement in writing signed by the President of Gentiva and Employee. This Agreement supersedes any prior or contemporaneous discussions, negotiations, understandings, arrangements, or agreements between Gentiva and Employee with respect to the subject matter contained in this Agreement.

11.	Future Employers

Employee agrees that Gentiva may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Employee agrees that for a period of three (3) years after termination of Employee’s employment with Gentiva for any reason, Employee will provide Gentiva the identity of any employer Employee goes to work for along with Employee’s job title and anticipated job duties with any such employer. Employee further agrees to provide a copy of this Agreement to anyone who employs Employee within three (3) years of the termination of Employee’s employment with Gentiva.

12.	Binding Effect

The covenants, terms, and provisions set forth in this Agreement shall inure to the benefit of and be enforceable by Gentiva and its successors, assigns, and successors-in-interest, including, without limitation, any corporation, partnership, or other entity with which Gentiva may be merged or by which it may be acquired. This Agreement may be assigned by Gentiva without Employee’s consent. Employee may not assign Employee’s rights and obligations under this Agreement to any other party.

13	Employment At-Will Relationship

Employee and Gentiva agree that nothing in this Agreement alters the at-will nature of Employee’s employment relationship with Gentiva and that either Employee or Gentiva may terminate the employment relationship at any time for any reason. Employee further agrees that nothing in this Agreement limits Gentiva’s right to alter or modify Employee’s job title or job duties and responsibilities any time at Gentiva’s discretion.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
Tony Strange
Chief Executive Officer and President

/s/ Eric R. Slusser
Eric R. Slusser
As Employee

ATTACHMENT 1